Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree (i) to the joint filing, on behalf of each of them, of a statement on Schedule 13D (including amendments thereto) with respect to ordinary shares, par value $0.0001 per share of China Biologic Products Holdings, Inc., a Cayman Islands company; and (ii) that this agreement be included as Exhibit 1 to such joint filing. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

[Execution page follows.]

IN WITNESS WHEREOF, the undersigned have executed this agreement.

Date: January 10, 2018

PW MEDTECH GROUP LIMITED

By:	/s/ Jiang Liwei
	Name:	Jiang Liwei
	Title:	Executive Director and Chief Executive Officer

CROSS MARK LIMITED

By	/s/ Liu Yufeng
	Name:	Liu Yufeng
	Title:	Director

LIU YUFENG

By	/s/ Liu Yufeng